Exhibit 10.8a

ADDENDUM ONE

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM ONE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated on January 9, 2008, but is made effective as of July 1, 2002, between The Community Hospital Group, Inc., dba JFK Medical Center, a New Jersey corporation (“JFK”), and GK Financing, LLC, a California limited liability company (“GKF”).

RECITALS

WHEREAS, on or about December 11, 1996, GKF and JFK executed a Lease Agreement for a Gamma Knife Unit (the “Original Lease”);

WHEREAS, effective July 1, 2002, the parties verbally agreed to modify certain terms of the Original Lease, but inadvertently neglected to execute a document memorializing the same; and

WHEREAS, the parties desire to enter into this Addendum in order to memorialize their verbal agreement effective July 1 2002, to modify terms of the Original Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.          Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meaning set forth in the Original Lease.

2.          Per Procedure Payments. In recognition of the decreases in the Medicare reimbursement rates which occurred after the Original Lease was entered into, and pursuant to Section 7 of the Original Lease, the per procedure payment for the use of the Equipment shall be reduced from the per procedure rate set forth in the Original Lease of Nine Thousand Five Hundred Dollars ($9,500) per procedure, to the following amounts:

(a)          From July I, 2002 through and including December 31, 2002, the per procedure payment payable by JFK to GKF shall be equal to Nine Thousand Dollars ($9,000) per procedure.

(b)          From and after January I, 2003, the per procedure payment payable by JFK to GKF shall be Eight Thousand Five Hundred Dollars ($8,500) per procedure.

3.          Marketing Support. The last sentence of Section 9(e) of the Original Lease shall be deleted in its entirety and replaced with the following:

“As funds are expended by JFK in accordance with the marketing budget and plan, JFK shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GK.F shall reimburse JFK for fifty percent (50%) of the expenditures up to the GKF limit of One Hundred Thousand Dollars ($100,000) per year.”

4.          Full Force and Effect. Except as otherwise amended hereby or provided herein, all of the terms and provisions of the Original Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GKF:	JFK:
GK FINANCING, LLC	THE COMMUNITY HOSPITAL GROUP, INC., dba JFK MEDICAL CENTER
By: /s/ Ernest A. Bates, M.D.	By: /s/ J. Scott Gebhard
Policy Committee Member	Name: J. Scott Gebhard
Title: EVP/COO